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                                                                  EXHIBIT 4(F)82

                             CONTRIBUTION AGREEMENT

     This CONTRIBUTION AGREEMENT, dated as of November 21, 2006 (the "Agreement"), is made between CREDIT ACCEPTANCE CORPORATION, a Michigan corporation ("CAC") and CREDIT ACCEPTANCE FUNDING LLC 2006-2, a Delaware limited liability company ("Funding").

     Funding desires to acquire from time to time certain Dealer Loans and related rights and collateral, including certain of CAC's rights in the Dealer Agreements related thereto, all of the related Contracts, and the Collections (other than Dealer Collections) derived therefrom during the full term of this Agreement, and CAC desires to transfer, convey and assign from time to time such Dealer Loans and related property to Funding upon the terms and conditions hereinafter set forth. CAC has also agreed to service the Dealer Loans and related property to be transferred, conveyed and assigned to Funding.

     In consideration of the premises and the mutual agreements set forth herein, it is hereby agreed by and between CAC and Funding as follows:

                                    ARTICLE I
                                   DEFINITIONS

     SECTION 1.1. Definitions. Capitalized terms used herein shall have the respective meanings specified herein or, if not so specified, the respective meanings specified in, or incorporated by reference into, the Sale and Servicing Agreement, and shall include in the singular number the plural and in the plural number the singular:

     "Applicable Pool Cap" means the maximum number of Contracts that could, under the applicable Dealer Agreement, be allocated to a pool of Contracts that support a Dealer Loan.

     "Contributed Property" means the Initial Contributed Property and the Subsequent Contributed Property.

     "Initial Contributed Property" means (i) the Dealer Loans listed on Exhibit A hereto delivered to the Servicer, the Class A Insurer, the Backup Insurer, the Backup Servicer and the Trust Collateral Agent on the Closing Date and (ii) all Related Security with respect thereto.

     "Related Security" means, with respect to any Dealer Loans, (i) all rights under the Dealer Agreements related thereto other than the Excluded Dealer Agreement Rights, including CAC's right to service the Dealer Loans and the related Contracts and to receive the related servicing fees and reimbursement of certain recovery and repossession expenses, in accordance with the terms of the Dealer Agreements; (ii) Collections (other than Dealer Collections) after the applicable Cut-off Date; (iii) a security interest in each Contract securing such Dealer Loan; (iv) all records and documents relating to such Dealer Loans and the Contracts; (v) all security interests purporting to secure payment of such Dealer Loans; (vi) all security interests purporting to secure payment of each Contract (including a security interest in each Financed Vehicle); (vii) all guarantees, insurance (including insurance insuring the priority or perfection of any Contract)

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or other agreements or arrangements securing the Contracts; and (viii) all
Proceeds of the foregoing. For the avoidance of doubt, the term "Related Security" with respect to any Dealer Loan includes all rights arising under such Dealer Loan which rights are attributable to advances made under such Dealer Loan as the result of Contracts being added to the identifiable group of Contracts to which such Dealer Loan relates after the date such Dealer Loan was sold, and not otherwise included in Subsequent Contributed Property, including all such rights arising after the last day of the last full Collection Period during the Revolving Period.

     "Sale and Servicing Agreement" shall mean the Sale and Servicing Agreement dated as of the Closing Date among CAC, Funding, Credit Acceptance Auto Dealer Loan Trust 2006-2, as the Issuer, Deutsche Bank Trust Company Americas, as the Trust Collateral Agent and Indenture Trustee, and Systems & Services Technologies, Inc., as the Backup Servicer.

     "Subsequent Contributed Property" means, with respect to any Distribution Date, (i) the Dealer Loans added to Exhibit A hereto as of such Distribution Date and (ii) all Related Security with respect thereto.

     SECTION 1.2. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC, and not specifically defined herein, are used herein as defined in such Article 9.

     SECTION 1.3. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

                                   ARTICLE II
                      CONTRIBUTION AND SALE OF DEALER LOANS

     SECTION 2.1 Contribution and Sale of Dealer Loans. (a) In consideration of the payments described in Section 3.1, effective as of the Closing Date, CAC does hereby convey, assign, sell and transfer to Funding, without recourse, except as set forth herein, all of its right, title and interest in and to the Initial Contributed Property.

     (b) CAC hereby further agrees that on each Distribution Date during the Revolving Period, in consideration of the payment described in Section 3.1 with respect to such Distribution Date, CAC shall, and CAC does hereby agree to, contribute, convey, assign, sell and transfer to Funding, without recourse, except as set forth in this Agreement, all of its right, title and interest in and to the Subsequent Contributed Property with respect to such Distribution Date.

     (c) CAC hereby further agrees that the above-described conveyances shall, without the need for any further action on the part of CAC or Funding, include all rights arising after the end of the Revolving Period under any Dealer Loan included in the Initial Contributed Property and Subsequent Contributed Property which rights are attributable to advances made under such Dealer Loans as the result of Contracts being added after the last day of the last full Collection Period during the Revolving Period to the identifiable group of Contracts to which such Dealer Loan relates.


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     (d) Each such contribution, sale, assignment, transfer and conveyance does not constitute an assumption by Funding of any obligations of CAC or any other Person to Obligors or to any other Person in connection with the Dealer Loans or under any Contract, Dealer Agreement or other agreement and instrument relating to the Dealer Loans.

     (e) In connection with any such foregoing conveyance, CAC agrees to record and file on or prior to the Closing Date, at its own expense, a financing statement or statements with respect to the Contributed Property conveyed by CAC hereunder meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the interests of Funding created hereby, and to deliver either the originals of such financing statements or a file-stamped copy of such financing statements or other evidence of such filings to Funding on the Closing Date.

     (f) CAC agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all actions as may be necessary or as Funding may reasonably request in order to perfect or protect the interest of Funding in the Dealer Loans and other Contributed Property purchased hereunder or to enable Funding to exercise or enforce any of its rights hereunder. CAC shall, upon request of Funding, obtain such additional search reports as Funding shall request. To the fullest extent permitted by applicable law, Funding shall be authorized and permitted to file continuation statements and amendments to financing statements and assignments thereof to preserve and protect its right, title and interest in, to and under the Contributed Property.

     (g) It is the express intent of CAC and Funding that the conveyance of the Dealer Loans and other Contributed Property by CAC to Funding pursuant to this Agreement be construed as an absolute sale and contribution of such Dealer Loans and other Contributed Property by CAC to Funding. Further, it is not the intention of CAC and Funding that such conveyance be deemed a grant of a security interest in the Dealer Loans and other Contributed Property by CAC to Funding in the nature of a consensual lien securing an obligation. However, in the event that, notwithstanding the express intent of the parties, the Dealer Loans and other Contributed Property are construed to constitute property of CAC, then (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC as enacted in the State of Michigan; and (ii) the conveyance by CAC provided for in this Agreement shall be deemed to be, and CAC hereby grants to Funding, a security interest in, to and under all of CAC's right, title and interest in, to and under the Contributed Property, to secure the rights of Funding set forth in this Agreement or as may be determined in connection therewith by applicable law. CAC and Funding shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create such a security interest in the Dealer Loans and other Contributed Property, such security interest would be a perfected security interest in favor of Funding under applicable law and will be maintained as such throughout the term of this Agreement.

     (h) In connection with such conveyance, CAC agrees to deliver to Funding on the Closing Date, one or more computer files or microfiche lists containing true and complete lists of all Dealer Agreements and Dealer Loans conveyed to Funding on the Closing Date, and all Contracts securing all such Dealer Loans, identified by account number, dealer number and pool number. Such file or list shall be marked as Exhibit A to this Agreement, shall be delivered to


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Funding as confidential and proprietary, and is hereby incorporated into and made a part of this Agreement. Such list and such Exhibit A shall be supplemented and updated by lists delivered by CAC to Funding on each Distribution Date in the Revolving Period describing all Contributed Property conveyed on each such Distribution Date so that, on each such date, Funding will have an aggregate list and Exhibit A that describes all Dealer Loans conveyed by CAC to Funding hereunder on or prior to said Distribution Date, and the related Dealer Agreements and all Contracts securing all such Dealer Loans.

     (i) CAC will reflect the transactions described in paragraph (a) of this
Section 2.1 on its internal non-consolidated financial statements and on its non-consolidated state tax returns as a sale or other absolute transfer of the Dealer Loans from CAC to Funding, even though CAC will reflect this transaction on its consolidated financial statements as an "on-balance sheet" item in accordance with generally accepted accounting principles. CAC will present the data in its consolidated financial statements with an accompanying footnote describing Funding's separate existence and stating that such item is a financing secured by the Dealer Loans and is non-recourse to CAC.

     SECTION 2.2. Servicing of Dealer Loans. The servicing, administering and collection of the Dealer Loans shall be conducted by the Servicer then authorized to act as such under the Sale and Servicing Agreement.

                                   ARTICLE III
                            CONSIDERATION AND PAYMENT

     SECTION 3.1. Consideration. The consideration for the Dealer Loans and other Contributed Property conveyed on the Closing Date to Funding by CAC under this Agreement shall be an amount equal to the net cash proceeds received by Funding arising out of its conveyance on the Closing Date of Contributed Property to the Issuer under the Sale and Servicing Agreement, plus 100% of the sole membership interest in Funding. Thereafter, on each Distribution Date in the Revolving Period, the consideration for the Dealer Loans and other Contributed Property conveyed on such Distribution Date will be cash in the amount of the Aggregate Outstanding Net Eligible Loan Balance of such Dealer Loans as of such Distribution Date. The Contributed Property shall be deemed to have a value equal to the aggregate principal amount of the Dealer Loans sold and contributed by CAC to Funding.

     SECTION 3.2. Membership Interest. The membership interest of CAC in Funding shall arise on the Closing Date. Such membership interest may not be sold or otherwise transferred by CAC except as otherwise permitted in the Sale and Servicing Agreement.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.1. Representations and Warranties. CAC represents and warrants to Funding, as of the Closing Date and each Distribution Date during the Revolving Period, that:

     (a) Organization and Good Standing. CAC is duly organized and is validly existing as a corporation in good standing under the laws of the State of Michigan, with power and authority to own its properties and to conduct its business as such properties are currently owned


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and such business is presently conducted, and has and had at all relevant times, full power, authority, and legal right to acquire, own, sell, and service the Dealer Loans and the related Contracts, and to perform its obligations under the Basic Documents.

     (b) Due Qualification. CAC is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business, including the servicing of the Dealer Loans and the related Contracts as required by this Agreement, requires such qualifications except where such failure will not have a material adverse effect.

     (c) Power and Authority. CAC has the power and authority to execute and deliver this Agreement and the other Basic Documents to which it is a party and to carry out their respective terms; and the execution, delivery, and performance of this Agreement and the other Basic Documents to which it is a party have been duly authorized by CAC by all necessary corporate action.

     (d) Valid Sale; Binding Obligations. This Agreement evidences a valid sale, transfer, and assignment of the Contributed Property enforceable against creditors of and purchasers from CAC; and this Agreement and the other Basic Documents to which CAC is a party constitute legal, valid and binding obligations of CAC enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' or secured creditors' rights generally and to general principles of equity.

     (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Basic Documents to which it is a party and the fulfillment of the terms hereof and thereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the Articles of Incorporation or by-laws of CAC, or any indenture, agreement, or other instrument to which CAC is a party or by which it is or may be bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement (other than this Agreement), or other instrument; or violate any law or, to the best of CAC's knowledge, any order, rule, or regulation applicable to CAC of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over CAC or its properties.

     (f) No Proceedings. There are no proceedings or investigations pending, or to CAC's best knowledge threatened, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over CAC or its properties: A) asserting the invalidity of this Agreement or any other Basic Document to which it is a party; B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Basic Document to which it is a party; or C) seeking any determination or ruling that might materially and adversely affect the performance by CAC of its obligations under, or the validity or enforceability of, this Agreement, or any other Basic Document to which it is a party.

     (g) Place of Business. The principal place of business and chief executive office of CAC is in Southfield, Michigan, and the office where CAC keeps all of its Records is at the


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address listed in Section 8.3, or such other locations notified to Funding and the Trust Collateral Agent in accordance with this Agreement in jurisdictions where all action required by the terms of this Agreement has been taken and completed.

     (h) Eligibility of Dealer Agreements. Each Dealer Agreement classified as an "Eligible Dealer Agreement" (or included in any aggregation of balances of "Eligible Dealer Agreements") by CAC in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Dealer Agreement on the date so delivered.

     (i) Eligibility of Dealer Loans. Each Dealer Loan classified as an "Eligible Loan" (or included in any aggregation of balances of "Eligible Loans") by CAC in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Loan on the date so delivered. Each Dealer Loan represents, or will represent, a non-recourse obligation of a Dealer with respect to advances related to a pool of Contracts, and CAC has, and will maintain, a policy that each such pool will have Contracts allocated to it (as generated by relevant Dealer) until the number of Contracts in such pool reaches the Applicable Pool Cap. The Applicable Pool Cap for each Dealer Loan will equal or exceed 75.

     (j) Eligibility of Contracts. Each Contract classified as an "Eligible Contract" (or included in any aggregation of balances of "Eligible Contracts") by CAC in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Contract on the date so delivered.

     (k) Accuracy of Information. All information with respect to the Dealer Loans and other Contributed Property provided to Funding hereunder by CAC was true and correct in all material respects as of the date such information was provided to Funding and did not omit to state any material facts necessary to make the statements contained therein not misleading.

     (l) No Liens. Each Dealer Loan and the other Contributed Property has been transferred to Funding free and clear of any Lien of any Person, and in compliance, in all material respects, with all Applicable Laws.

     (m) No Consents. With respect to each Dealer Loan and the other Contributed Property, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by CAC, in connection with the pledge of such Contributed Property to Funding have been duly obtained, effected or given and are in full force and effect.

     (n) Exhibit A. Exhibit A to this Agreement and each supplement or addendum thereto is and will be an accurate and complete listing of all Dealer Loans and the related Dealer Agreements and Contracts in all material respects on the date each such Dealer Loan was sold to Funding hereunder, and the information contained therein is and will be true and correct in all material respects as of such date.

     (o) Adverse Selection. No selection procedure believed by CAC to be adverse to the interests of Funding has been or will be used in selecting the Dealer Agreements, Dealer Loans or Contracts.


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     (p) Contribution Agreement. This Contribution Agreement is the only agreement pursuant to which Funding acquires Dealer Loans from CAC.

     (q) Security Interest. CAC has granted a security interest (as defined in the UCC as enacted in the State of Michigan) to Funding in the Contributed Property, which is enforceable in accordance with Applicable Law upon the Closing Date. Upon the filing of UCC-1 financing statements naming Funding as secured party and CAC as debtor, Funding shall have a first priority perfected security interest in the Contributed Property. All filings (including, without limitation, UCC filings) as are necessary in any jurisdiction to perfect the interest of Funding have been made.

     (r) Credit Score. The weighted average (based on Contract principal balance) of the Final Scores of each "Contract Group" is [680] or greater. A "Contract Group" is a group of Contracts related to a group of Dealer Loans that becomes Contributed Property on the Closing Date or on a particular Distribution Date during the Revolving Period.

     (s) Use of Proceeds. No proceeds of any sale of Contributed Property will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

     (t) Taxes. CAC has filed on or before their respective due dates, all tax returns which are required to be filed in any jurisdiction or has obtained extensions for filing such tax returns and has paid all taxes, assessments, fees and other governmental charges against CAC or any of its properties, income or franchises, to the extent that such taxes have become due, other than any taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of the Seller as may be required by GAAP. To the best knowledge of CAC, all such tax returns were true and correct in all material respects and CAC knows of any proposed material additional tax assessment against it nor any basis therefor. Any taxes, assessments, fees and other governmental charges payable by CAC in connection with the execution and delivery of the Basic Documents and the issuance of the Class A Notes have been paid or shall have been paid at or prior to Closing Date.

     (u) Consolidated Returns. CAC, the Seller and the Issuer are members of an affiliated group within the meaning of Section 1504 of the Internal Revenue Code which will file a consolidated federal income tax return at all times until the termination of the Basic Documents.

     (v) ERISA. CAC is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended.

     (w) Compliance with Laws. CAC has complied in all material respects with all applicable, laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.


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     (x) Material Adverse Change. Since December 31, 2005, no event has occurred that would have a material adverse effect on (i) the financial condition or operations of CAC, (ii) the ability of CAC to perform its obligations under the Basic Documents, or (ii) the collectibility of the Dealer Loans generally or any material portion of the Dealer Loans.

     (y) Solvency; Fraudulent Conveyance. CAC is solvent, is able to pay its debts as they become due and will not be rendered insolvent by the transactions contemplated by the Basic Documents and, after giving effect thereto, will not be left with an unreasonably small amount of capital with which to engage in its business. CAC does not intend to incur, or believes that it has incurred, debts beyond its ability to pay such debts as they mature. CAC does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official to manage or control any of its assets. The amount of consideration being received by CAC upon the sale or other absolute transfer of the Contributed Property to Funding constitutes reasonably equivalent value and fair consideration for the Contributed Property. CAC is not transfering the Contributed Property to Funding with any intent to hinder, deal or defraud any of its creditors.

     (z) Voidability. The transfers of Contributed Property made hereunder were not made for or on account of an antecedent debt. No transfer by CAC of any Contributed Property hereunder is or may be voidable under any section of the Bankruptcy Code.

     (aa) Investment Company. CAC is not an investment company which is required to register under the Investment Company Act of 1940, as amended.

     (bb) Perfection. The perfection representations, warranties and covenants made by CAC and set forth on Exhibit B hereto shall be a part of this Agreement for all purposes.

     SECTION 4.2. Reaffirmation of Representations and Warranties by CAC; Notice of Breach. The representations and warranties set forth in Section 4.1 shall survive the conveyance of the Dealer Loans to Funding, and termination of the rights and obligations of Funding and CAC under this Agreement. Upon discovery by Funding or CAC of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other within three (3) Business Days of such discovery.

                                    ARTICLE V
                        COVENANTS OF CAC AND THE SERVICER

     SECTION 5.1. Affirmative Covenants. So long as this Agreement is in effect, and until all Dealer Loans which have been conveyed to Funding pursuant hereto shall have been paid in full or written-off as uncollectible, and all amounts owed by CAC pursuant to this Agreement have been paid in full, unless Funding otherwise consents in writing, CAC hereby covenants and agrees as follows:

     (a) Compliance with Law. CAC will comply in all material respects with all Applicable Laws.

     (b) Preservation of Existence. CAC will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in


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good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a material adverse effect on the Contributed Property.

     (c) Obligations and Compliance with Dealer Loans and Dealer Agreements. CAC will duly fulfill and comply with all obligations on the part of CAC to be fulfilled or complied with under or in connection with each Dealer Loan and each Dealer Agreement and will do nothing to impair the rights of Funding in, to and under the Contributed Property.

     (d) Keeping of Records and Books of Account. CAC will maintain and implement administrative and operating procedures (including without limitation, an ability to recreate records evidencing the Dealer Loans and the Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Dealer Loans, or it will cause the Servicer to do so.

     (e) Preservation of Security Interest. CAC will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and perfect the security interest of Funding in, to and under the Contributed Property. CAC will maintain possession of the Dealer Agreements and the Contract Files and Records, as custodian for the Trust and the Trust Collateral Agent, as set forth in Section 3.03(a) of the Sale and Servicing Agreement. CAC, as Servicer, will comply with its covenants under Section 4.06(a)(v) of the Sale and Servicing Agreement.

     (f) Collection Guidelines. As long as it is the Servicer, CAC will (A) comply in all material respects with the Collection Guidelines in regard to each Dealer Loan and Contract, and (B) furnish to Funding prompt notice of any material change in the Collection Guidelines and deliver a copy of such changes to Funding quarterly.

     (g) Separateness. CAC will take such actions that are required on its part to be performed to cause (i) Funding to be in compliance, at all relevant times, with Sections 6.01(xviii) and 6.04 of the Sale and Servicing Agreement, and (ii) all factual assumptions set forth in the opinion letters delivered by Dykema Gossett PLLC with respect to certain bankruptcy matters under the Sale and Servicing Agreement to remain true at all relevant times.

     SECTION 5.2. Negative Covenants. During the term of this Agreement, unless Funding shall otherwise consent in writing:

     (a) Change of Name or Location of Records. CAC shall not (A) change its name or its state of organization, move the location of its principal place of business and chief executive office, and the offices where it keeps records concerning the Dealer Loans from the location referred to in Section 3.03(c) of the Sale and Servicing Agreement, or (B) move the Records from the location thereof on the Closing Date, unless CAC or the Servicer has given at least thirty (30) days' written notice to Funding and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of Funding in the Contributed Property.


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     (b) Change in Payment Instructions to Obligors. CAC will not make any change in its instructions to Obligors regarding payments to be made directly or indirectly, unless such change is permitted under the Sale and Servicing Agreement and Funding has consented to such change and has received duly executed documentation related thereto.

     (c) No Instruments. CAC shall take no action to cause any Dealer Loan to be evidenced by any instrument (as defined in the UCC as in effect in the relevant jurisdictions), except for instruments obtained with respect to defaulted Dealer Loans that are in the possession of the Servicer in its capacity as custodian for the Trust and the Trust Collateral Agent.

     (d) No Liens. CAC shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than in favor of the Trust Collateral Agent or the Trust as specifically contemplated herein) on, the Contributed Property. CAC shall defend the right, title and interest of Funding in, to and under the Contributed Property against all claims of third parties claiming through or under CAC.

     (e) Credit Guidelines and Collection Guidelines. CAC will not amend, modify, restate or replace, in whole or in part, the Credit Guidelines or Collection Guidelines, which change would impair the collectibility of any Dealer Loan or Contract or otherwise adversely affect the interests or the remedies of Funding under this Agreement or any other Basic Document, unless such change is permitted under the Sale and Servicing Agreement and unless CAC obtains the prior written consent of Funding.

     (f) Release of Contracts. Except for a release to an insurer in exchange for insurance proceeds paid by such insurer resulting from a claim for the total insured value of a vehicle, neither CAC or CAC as the Servicer shall release a Financed Vehicle securing a Contract from the security interest granted by such Contract in whole or in part except (i) in the event of payment in full by or on behalf of the Obligor thereunder, (ii) settlement consistent with the Collection Guidelines, or (iii) repossession, nor shall CAC impair the rights of Funding in the Contracts, except as may be required by applicable law.

     (g) Change in Structure. CAC shall not change its jurisdiction of organization or merge or consolidate with and into any other entity or otherwise change its name, corporate structure or its location (within the meaning of the UCC) unless (i) Funding shall have received at least thirty (30) days advance written notice of such change and CAC has taken all action necessary or appropriate to perfect or maintain the perfection of Funding's interest in the Contributed Property (including, without limitation, the filing of all financing statements and the taking of such other action as Funding or its assigns may request in connection with such change); (ii) in the event of a merger or consolidation, (x) if CAC is then Servicer, such merger or consolidation satisfies all conditions in Section 7.03 of the Sale and Servicing Agreement and, (y) if CAC is not the surviving entity, the surviving entity shall have executed an agreement of assumption acceptable to Funding, the Class A Insurer and the Backup Insurer to perform every obligation of CAC under this Agreement and the other Basic Documents to which CAC is a party, and (iv) CAC shall have delivered to Funding, the Indenture Trustee and the Controlling Party, an opinion of counsel confirming that the security interest created hereunder remains perfected and of first priority, subject only to such limitations and qualifications as are contained


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in the opinions of Dykema Gossett PLLC delivered on the Closing Date or are otherwise consented to by the addressees of such opinion.

     SECTION 5.3 Indemnities by CAC.

     (a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, CAC hereby agrees to indemnify Funding, or its assignee, and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the "Indemnified Parties"), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys' fees and disbursements (all of the foregoing being collectively referred to as the "Indemnified Amounts") awarded against or incurred by such Indemnified Party arising out of or as a result of this Agreement or in respect of any Dealer Loan or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (b) Indemnified Amounts that arise as a result of non-payment of Dealer Loans due to credit problems of Dealers or Obligors. If CAC has made any indemnity payment pursuant to this Section 5.3 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, then the recipient shall repay to CAC an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, CAC shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

          (i) any Contract or Dealer Loan treated as or represented by CAC to be an Eligible Contract or Eligible Loan that is not at the applicable time an Eligible Contract or Eligible Loan;

          (ii) reliance on any representation or warranty made or deemed made by CAC or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

          (iii) the failure by CAC to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Dealer Loan, Dealer Agreement, any Contract, or the nonconformity of any Dealer Loan, Dealer Agreement or Contract with any such Applicable Law;

          (iv) the failure to vest and maintain vested in Funding, or its assignees, a first priority perfected security interest in the Contributed Property, free and clear of any Lien;

          (v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Contributed Property, whether at the time of the Closing or at any subsequent time;

          (vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Dealer or Obligor) of the relevant Dealer or Obligor to the payment of any Dealer Loan or Contract (including, without limitation, a defense based on such Dealer Loan or Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

          (v) any failure of CAC to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by CAC to perform its respective duties under the Dealer Loans;

          (vi) the failure by CAC to pay when due any taxes for which CAC is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Contributed Property;

          (vii) the commingling of Collections of the Dealer Loans and Contracts at any time with other funds;

          (viii) any investigation, litigation or proceeding related to this Agreement or in respect of any Dealer Loan or Contract;

          (ix) the failure of CAC, in its individual capacity, or any of its agents or representatives to remit to the Servicer or the Trust Collateral Agent, Collections remitted to CAC, in its individual capacity, or any such agent or representative; and

          (x) the failure of a Contract File to contain the relevant original Contract.

     Notwithstanding the foregoing, CAC shall have no indemnification obligation hereunder with respect to any Dealer Loan or Contract in respect of which CAC shall have paid the Purchase Amount under the Sale and Servicing Agreement.

     (b) Any amounts subject to the indemnification provisions of this Section
5.3 shall be paid by CAC to Funding within five (5) Business Days following the Funding's demand therefor.

     (c) The obligations of CAC under this Section 5.3 shall survive the termination of this Agreement.

                                   ARTICLE VI
                               PAYMENT OBLIGATION

     SECTION 6.1. Mandatory Payments. CAC, in its individual capacity or as Servicer, as the case may be, shall perform its obligations under Sections 3.02 and 4.07 of the Sale and Servicing Agreement.

     SECTION 6.2. No Recourse. Except as otherwise provided in this Article VI, the purchase and sale of the Dealer Loans under this Agreement shall be without recourse to CAC or the Servicer.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

     SECTION 7.1. Conditions to Funding's Obligations Regarding Dealer Loans. Consummation of the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction of the following conditions:

     (a) All representations and warranties of CAC and the Servicer contained in this Agreement shall be true and correct on the Closing Date with the same effect as though such representations and warranties had been made on such date;

     (b) With respect to those Dealer Loans contributed on the Closing Date, all information concerning such Dealer Loans provided to Funding shall be true and correct in all material respects as of the Closing Date;

     (c) CAC and the Servicer shall have substantially performed all other obligations required to be performed by the provisions of this Agreement;

     (d) CAC shall have filed or caused to be filed, or shall have delivered for filing, the financing statement(s) required to be filed pursuant to Section 2.1(e); and

     (e) All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Funding, and Funding shall have received from CAC copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as Funding may reasonably have requested.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

     SECTION 8.1. Amendment. This Agreement and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by Funding and CAC and consented to in writing by the Trust Collateral Agent.

     SECTION 8.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

     SECTION 8.3. Notices. Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be sent by facsimile transmission with a confirmation of the receipt thereof and shall be deemed to be given for purposes of this Agreement on the day that the receipt of such facsimile transmission is confirmed in accordance with the provisions of this Section 8.3. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions (including payment instructions) and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses and accounts indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

     (a) in the case of Funding:

         Credit Acceptance Funding LLC 2006-2
         Silver Triangle Building
         25505 West Twelve Mile Road
         Southfield, Michigan 48034-8339
         Attention: Wendy A. Rummler
         Telephone: (248) 353-2700 (ext. 4217)
         Telecopy: (866) 249-3138

         with a copy to:

         Wachovia Capital Markets, LLC
         Asset Backed Finance
         NC 0610
         One Wachovia Center
         301 South College Street
         Charlotte, North Carolina 28288-0610
         Attention: Chad Kobos
         Telephone: (704) 715-1359
         Telecopy: (704) 383-9106

         And

         Radian Asset Assurance, Inc.
         335 Madison Avenue
         New York, New York 10017
         Attention: Chief Risk Officer and Chief Legal Officer
         (with an electronic copy sent to absrm@radian.biz)

         And

         XL Capital Assurance Inc.
         1221 Avenue of the Americas
         New York, New York 10020-1001
         Attention: Surveillance

     (b) in the case of CAC and in the case of the Servicer (for so long as the Servicer is CAC):

         Credit Acceptance Corporation
         Silver Triangle Building
         25505 West Twelve Mile Road
         Southfield, Michigan 48034-8339
         Attention: Wendy A. Rummler
         Telephone: (248) 353-2700 (ext. 4217)
         Telecopy: (866) 249-3138
or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.

     SECTION 8.4. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

     SECTION 8.5. Assignment. This Agreement may not be assigned by the parties hereto, except that Funding may assign its rights hereunder pursuant to the Sale and Servicing Agreement to the Trust for the benefit of the Trust, the Class A Insurer, the Backup Insurer, the Indenture Trustee, the Trust Collateral Agent and the Class A Noteholders. Funding hereby notifies CAC (and CAC hereby acknowledges) that Funding, pursuant to the Sale and Servicing Agreement, has assigned its rights hereunder to the Trust. All rights of Funding hereunder may be exercised by the Trust or its assignees, to the extent of their respective rights pursuant to such assignments.

     SECTION 8.6. Further Assurances. Funding and CAC agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other parties in order to more fully effect the purposes of this Agreement, including, without limitation, the execution of any financing statements or continuation statements or equivalent documents relating to the Dealer Loans for filing under the provisions of the UCC or other laws of any applicable jurisdiction.

     SECTION 8.7. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Funding, CAC or the Trust Collateral Agent, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.

     SECTION 8.8. Counterparts. This Agreement may be executed in two or more counterparts including telecopy transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

     SECTION 8.9. Binding Effect; Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Trust and the Trust Collateral Agent on behalf of the Trust, the Class A Noteholders, the Class A Insurer and the Backup Insurer are intended by the parties hereto to be third-party beneficiaries of this Agreement.

     SECTION 8.10. Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

     SECTION 8.11. Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

     SECTION 8.12. Exhibits. The exhibits referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

     SECTION 8.13 Covenant Not to File a Bankruptcy Petition. CAC agrees that until one year and one day after such time as the Class A Notes issued under the Indenture are paid in full, it shall not (i) institute the filing of a bankruptcy petition against Funding or the Issuer; (ii) file a petition or consent to a petition seeking relief on behalf of Funding or the Issuer under the Bankruptcy Law; or (iii) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of Funding or the Issuer or any portion of the property of Funding or the Issuer.

                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Funding and CAC each have caused this Contribution Agreement to be duly executed by their respective officers as of the day and year first above written.

FUNDING:                                CREDIT ACCEPTANCE FUNDING LLC 2006-2


                                        By: /s/ Douglas W. Busk
                                            ------------------------------------
                                        Name: Douglas W. Busk
                                        Title: Treasurer

                                        Credit Acceptance Funding LLC 2006-2
                                        Silver Triangle Building
                                        25505 West Twelve Mile Road
                                        Southfield, Michigan 48034-8339
                                        Attention: Wendy A. Rummler
                                        Facsimile No.: (866) 249-3138
                                        Confirmation No.: (248) 353-2700
                                        (ext. 4217)


CAC:                                    CREDIT ACCEPTANCE CORPORATION


                                        By: /s/ Douglas W. Busk
                                            ------------------------------------
                                        Name: Douglas W. Busk
                                        Title: Treasurer

                                        Credit Acceptance Corporation
                                        Silver Triangle Building
                                        25505 West Twelve Mile Road
                                        Southfield, Michigan 48034-8339
                                        Attention: Wendy A. Rummler
                                        Facsimile No. (866) 249-3138
                                        Confirmation No.: (248) 353-2700
                                        (ext. 4217)

                                                                       EXHIBIT A
                                                                              to
                                                          Contribution Agreement

                  DEALER AGREEMENTS, DEALER LOANS AND CONTRACTS

                                                                       EXHIBIT B
                                                                              to
                                                          Contribution Agreement

              PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS

     In addition to the representations, warranties and covenants contained in the Agreement, CAC hereby represents, warrants, and covenants to Funding as follows on the Closing Date and on each Distribution Date on which Funding purchases Dealer Loans, in each case only with respect to the Contributed Property conveyed to Funding on such Closing Date or the relevant Distribution
Date:

                                     GENERAL

1. This Agreement creates a valid and continuing security interest (as defined in UCC Section 9-102) in the Contributed Property in favor of Funding, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from and assignees of CAC.

2. Each Contract constitutes "tangible chattel paper" or a "payment intangible", within the meaning of UCC Section 9-102. Each Dealer Loan constitutes a "payment intangible" or a "general intangible" within the meaning of UCC Section 9-102.

3. Each Dealer Agreement constitutes either a "general intangible" or "tangible chattel paper" within the meaning of UCC Section 9-102.

4. CAC has taken or will take all necessary actions with respect to the Dealer Loans to perfect Funding's security interest in the Dealer Loans and in the property securing the Dealer Loans.

                                    CREATION

1. CAC owns and has good and marketable title to the Initial Contributed Property or Subsequent Contributed Property, as applicable, free and clear of any Lien, claim or encumbrance of any Person, excepting only (i) liens that will be terminated or amended on the Closing Date or each Distribution Date during the Revolving Period, as applicable, to reflect a release of the Initial Contributed Property or Subsequent Contributed Property, as applicable, and (ii) liens for taxes, assessments or similar governmental charges or levies incurred in the ordinary course of business that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the Lien attaches is not impaired during the pendency of such proceeding.

                                   PERFECTION

1. CAC has caused or will have caused, within ten days after the effective date of the Indenture, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the contribution and sale of the Contributed Property from the Originator to Funding, the transfer and sale of the Seller Property from the Seller to the Issuer, and the security interest in the Collateral granted to the Indenture Trustee under the Indenture.

2. With respect to Seller Property that constitutes tangible chattel paper, such tangible chattel paper is in the possession of the Servicer, in its capacity as custodian for the Trust and the Trust Collateral Agent, and the Trust Collateral Agent has received a written acknowledgment from the Servicer, in its capacity as custodian, that it is holding such tangible chattel paper solely on its behalf and for the benefit of the Trust Collateral Agent, the Seller, the Trust and the relevant Dealer(s). All financing statements filed or to be filed against CAC in favor of Funding in connection with this Contribution Agreement describing the Contributed Property contain a statement to the following effect:
"A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Secured Party."

                                    PRIORITY

1. None of CAC, the Servicer nor Funding has authorized the filing of, or is aware of any financing statements against either Funding, CAC or the Trust that includes a description of the Contributed Property and proceeds related thereto other than any financing statement: (i) relating to the transfer of Contributed Property by the Originator to the Seller under the Contribution Agreement, (ii) relating to the transfer to the Trust under the Sale and Servicing Agreement,
(iii) relating to the security interest granted to the Indenture Trustee under the Indenture; or (iv) that will be terminated or amended to reflect a release of the Contributed Property. Other than the security interest granted to Funding pursuant to this Contribution Agreement, CAC has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Contributed Property.

2. Neither the Seller, the Originator nor the Trust is aware of any judgment, ERISA or tax lien filings against either the Seller, the Originator or the Trust.

3. None of the tangible chattel paper that constitutes or evidences the Contracts or the Dealer Agreements has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than CAC, the Servicer, Funding, the Trust, a collection agent or the Trust Collateral Agent.

                     SURVIVAL OF PERFECTION REPRESENTATIONS

1. Notwithstanding any other provision of this Agreement, the Sale and Servicing Agreement, the Indenture or any other Basic Document, the perfection representations, warranties and covenants contained in this Exhibit shall be continuing, and remain in full force and effect (notwithstanding any replacement of the Servicer or termination of Servicer's rights to act as such) until such time as all obligations under the Sale and Servicing Agreement, Contribution Agreement and the Indenture have been finally and fully paid and performed.

                                    NO WAIVER

1. The parties hereto: (i) shall not, without obtaining a confirmation of the then-current rating of the Class A Notes (without giving effect to the Class A
Note Insurance Policy or the Backup Insurance Policy), waive any of the perfection representations, warranties or covenants; (ii) shall provide the Rating Agencies with prompt written notice of any breach of the perfection representations, warranties or covenants, and shall not, without obtaining a confirmation of the then-current rating of the Class A Notes (without giving effect to the Class A Note Insurance Policy or the Backup Insurance Policy) as determined after any adjustment or withdrawal of the ratings following notice of such breach, waive a breach of any of the perfection representations, warranties or covenants.